Exhibit 10.14

7th August 2021

John Wozniak

[*]1

RE: Offer of employment

Dear John

We are pleased to extend to you an offer of employment with Arrival USA Inc., (the “Company”). This offer is for the exempt position of Chief Financial Officer (Global CFO, covering all Arrival entities), commencing on 23rd August 2021. The offer is contingent upon proof of eligibility to work in the United States.

We are offering to you, employment under the following conditions:

1.

Your annual base salary shall be $500,000, paid according to the Company’s regular payroll practices and subject to applicable taxes and withholdings. This position is classified as exempt, meaning that overtime is not paid for hours worked in excess of a normal 40 hour work week.

2.

You will be eligible to participate in the Company’s standard employee benefits in effect from time to time. Participation is subject to the terms and conditions of the particular plans and policies then in effect. The Company may amend or discontinue such benefits at its discretion.

3.

In addition, the Company currently provides a maximum of 15 paid vacation days per year. The accrual and use of such vacation days are governed by the Company’s policies and procedures. The Company also provides 10 paid holidays per year.

4.

Your employment with the company will be at will. This means that either you or the company may terminate the employment relationship at any time, for any reason, with or without advanced notice. Importantly, no person other than the Chief Executive or the President of the Company may change this at will employment relationship and as such a change must be in writing and signed by the Chief Executive or President. After competition of a successful probationary period of 2 months from your start date of 23rd August 2021, should your employment with the Company be terminated either with or without cause, a payment equal to 3 months of the annual salary will be made to you. Alternatively, should you decide to leave your employment with the Company for good reason, a payment equal to 3 months of your annual salary will be made to you.

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Certain portions of this exhibit have been redacted in accordance with Item 601(a)(6) of Regulation S-K. This information is not material and disclosure of such information would constitute an unwarranted invasion of personal privacy. “[*]” indicates that information has been redacted.

5.

Your employment with the Company will be full-time, and you shall not accept other employment or duties that conflict with these requirements without the advance written consent of the Company. You agree to serve the Company faithfully in the performance of your duties and to devote your full time and best efforts to your employment with the Company. In addition, you agree to observe and comply with all the rules, regulations and personnel policies of the Company in effect from time to time.

6.

You shall directly report to the Chief Executive of Arrival globally, Denis Sverdlov. The Company retains the right to reassign you to a different position, at any time with or without notice, and to change your job duties to meet our business needs. Our industry changes rapidly and we must be flexible to meet the needs of the business.

7.

You shall perform the job duties virtually and shall participate in Company business meetings via phone or video conferencing platforms. You will be required to travel as business needs dictate, including to Company’s offices in the U.S and U.K. Expenses for such travel are to be paid by the Company.

8.

As a material condition of employment, you will be required to sign a Confidentiality and Intellectual Property Agreement prior to commencing employment with the Company. The Confidentiality and Intellectual Property Agreement is intended to protect the Company from unauthorized disclosure or use of its confidential and proprietary information. A copy of the Confidentiality and Intellectual Property Agreement is attached for your review and signature.

9.

You represent that you are not bound by the terms of a confidentiality agreement or non-competition agreement or any other agreement with a former employer or other third party which would preclude you from accepting employment with the Company or which would preclude you from effectively performing your duties for the Company. You further warrant that you have the right to make all disclosures that you will make to the Company during the course of your employment with the Company. You agree that you shall not disclose to the Company, or seek to induce the Company to use, any confidential information in the nature of trade secrets or other proprietary information belonging to others and that in the event that the Company directs you to perform tasks that would result in the disclosure or use of any such confidential information, that you shall notify the Company in advance of any such disclosure.

10.	The terms of your employment shall be governed under Illinois State law.

This offer is the entire offer to you; there are no other express or implied promises, representations or contracts being offered to you. If you agree to accept this offer, please sign, and date this letter and the Confidentiality and Intellectual Property Agreement and return the documents to me within ten (10) days of the date of this letter.

We look forward to you joining the Company. We believe you will find work here to be both personally and professionally rewarding. In addition, we believe that your skills, experience, and integrity will be of great benefit to the Company and its customers and clients.

Sincerely,

/s/ Avinash Rugoobur

President Date 07 August 2021

I accept the position as described in this letter.

/s/ John Wozniak

John Wozniak Date 07 August 2021

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